Exhibit 10.1

NETSUITE INC.

April 25, 2014
Marc Huffman
c/o NetSuite Inc.
2955 Campus Drive, Suite 100
San Mateo, CA 94403-2511

Re:	Letter Relating to Employment Terms
Dear Mr. Huffman:
This letter is to confirm the terms of your employment with NetSuite Inc. (the “Company”) effective as of May 1, 2014 (the “Effective Date”). This letter supersedes all prior agreements relating to the terms of your employment, except for the Severance and Change of Control Agreement dated the same date as this letter, between you and the Company (the “Severance Agreement”) and the Confidentiality and Invention Assignment Agreement dated the same date as this letter, between you and the Company (the ‘Confidentiality Agreement”).
1.    Title and Cash Compensation
Your new title shall be President, Worldwide Sales and Distribution.  In your capacity as President, Worldwide Sales and Distribution, you will report to James McGeever, COO.  As of the Effective Date, your monthly base salary will be $25,000 per month, payable in accordance with NetSuite’s normal payroll practices. This position is exempt and therefore you are not eligible for any over-time pay.

In addition to your base salary, you are also eligible for an annual performance-based cash incentive award with an annual target potential payout equal to $300,000 for 2014. The performance components shall be set each year, and the performance against them determined, by the Compensation Committee in consultation with the COO and/or CEO. The annualized target payout set forth above, of course, will be pro-rated for the remainder of 2014 from Effective Date.
2.    Other Benefits
As an employee, you will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

3.    Additional Terms
You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under the Severance Agreement referred to above.
Please review these terms to make sure they are consistent with your understanding.  If so, please send the original signed offer letter in the provided envelope to Kathy Zwickert no later than two days after your receipt of this letter.

Sincerely,

AGREED:			NetSuite Inc.

Signed:	/s/ Marc Huffman	By:	/s/ Jim McGeever
	Marc Huffman		Jim McGeever
Dated:	May 1, 2014		Chief Operating Officer